Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

EBIX, INC.

as Buyer

JOSEPH OTT

as Seller

AND

ACCLAMATION SYSTEMS, INC.

as the Company

DATED JULY 31, 2008

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 31, 2008, by and among EBIX, INC., a Delaware corporation (the “Buyer” or “Buyer”); ACCLAMATION SYSTEMS, INC., a Pennsylvania corporation (the “Company”); and Joseph Ott as the sole shareholder of the Company hereunder (the “Seller”).  Buyer, the Company and the Seller are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”  Unless otherwise defined herein, certain terms used in this Agreement with initial capital letters are defined in Appendix A.

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing software and related services to insurance carriers, health plan providers and third party administrators (the “Business”).

WHEREAS, the Seller is the beneficial owner and holder of record of all issued and outstanding Shares of the Company.

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer at Closing, and Buyer desires to purchase and acquire from Seller at Closing, all of the Shares of the Company for the consideration and on the terms and conditions hereinafter set forth (the “Transaction”).

WHEREAS, the respective Boards of Directors of Buyer and the Company have each determined that the Transaction and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

WHEREAS, the Company, the Seller and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and also to prescribe various conditions to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

SECTION 1.1       BASIC TRANSACTION.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, on and as of the Closing Date, all of the Shares for the consideration specified below in this Section 1.2.

SECTION 1.2       PURCHASE PRICE.  The purchase price for the Shares shall equal Twenty-Two Million United States Dollars (US$22,000,000) (the “Closing Purchase Price”), plus or minus the adjustment pursuant to Section 1.2(c) and Section 1.2(d) hereof  plus the Post-Closing Purchase Price (as defined in Section 1.2(b) below )(collectively, the “Total Purchase Price”).

(a)           Consideration at Closing  The Closing Purchase Price will be paid in cash at Closing by wire transfer of immediately available funds of $21,010,000 to the Seller, $990,000 to Software Equity Group, LLC (“SEG”) and, to the extent that the following amounts have not been paid by the Company prior to the Closing Date, Seller shall then direct by wire of immediately available funds up to $5,169,188 to the following Persons in satisfaction of the Seller’s assumption under Section 1.3(a) of this Agreement of the Company’s obligations remaining as of the Closing Date to the following individuals pursuant to their Release Agreements with the Company:

Jim Senge	$1,476,911	less applicable withholding taxes
Susan Pastroff	$1,476,911	less applicable withholding taxes
Mark Brown	$1,476,911	less applicable withholding taxes
Robert Rokicki	$738,455	less applicable withholding taxes
The Company	All applicable wage withholding taxes on the foregoing payments to be immediately paid by the Company to the requisite Governmental Authorities.

The Seller, at his sole discretion, may cause the Company to pay before the Closing Date all or a portion of any of the amounts described in the immediately preceding sentence to the Persons named therein.

(b)           Post-Closing Purchase Price.  In the event that either of the Year One Gross Revenue Target or the Year Two Cumulative Gross Revenue Target (each, a “Target”) (as defined below) is met, the amounts set forth below with respect to such achieved Target will be paid in cash in immediately available funds by the Buyer to or on behalf of the Seller (the “Post-Closing Purchase Price”) in addition to any other amounts payable hereunder:

$1,432,500 will be paid to the Seller, $67,500 will be paid to SEG and Seller will immediately direct $932,500 to be paid to the following Persons in partial satisfaction of the Seller’s assumption under Section 1.3(a) of this Agreement of the Company’s obligations to the following individuals pursuant to their Release Agreements with the Company:

Jim Senge	$266,428.50	less applicable withholding taxes
Susan Pastroff	$266,428.50	less applicable withholding taxes
Mark Brown	$266,428.50	less applicable withholding taxes
Robert Rokicki	$133,214.50	less applicable withholding taxes
The Company	All applicable wage withholding taxes on the foregoing payments to be immediately paid by the Company to the requisite Governmental Authorities,

with payment to be made promptly after financial results for the 12-month period beginning at the Closing Date are available (but in no event later than 45 days after the end of such 12-month period), provided the  Company or the Business, whether operated as a subsidiary of or a division of the Buyer or of a third party (including but not limited to sales, licenses or other transfers involving any property of the Company or the Business or services provided by employees or agents of the Business), generates gross revenues (“Year One Gross Revenues”) of more than $13,000,000 in the 12-month period beginning at the Closing Date (the “Year One Gross Revenue Target”);

AND

An additional $1,432,500 will be paid to the Seller, an additional $67,500 will be paid to SEG and Seller will immediately direct $932,500 to be paid to the following Persons in partial satisfaction of the Seller’s assumption under Section 1.3(a) of this Agreement of the Company’s obligations to the following individuals pursuant to their Release Agreements with the Company:

Jim Senge	$266,428.50	less applicable withholding taxes
Susan Pastroff	$266,428.50	less applicable withholding taxes
Mark Brown	$266,428.50	less applicable withholding taxes
Robert Rokicki	$133,214.50	less applicable withholding taxes
The Company	All applicable wage withholding taxes on the foregoing payments to be immediately paid by the Company to the requisite Governmental Authorities,

with payments to be made promptly after financial results for the 24-month period beginning at the Closing Date are available (but in no event later than 45 days after the end of such 24-month period), provided the  Company or the Business, whether operated as a subsidiary of or a division of the Buyer or of a third party (including but not limited to sales, licenses or other transfers involving any property of the Company or the Business or services provided by employees or agents of the Business), generates gross revenues (“Year Two Cumulative Gross Revenues”) of at least $27,000,000 in the 24-month period beginning at the Closing Date (the “Year Two Cumulative Gross Revenue Target”);

(i)            For purposes of this Section 1.2, gross revenues shall mean all revenues of any type or nature, without exception, as recognized in accordance with GAAP as consistently applied by the Company prior to Closing (the “Gross Revenues”).  The Post-Closing Purchase Price shall be determined and paid by wire transfer of immediately available funds.

(ii)           Not later than thirteen months following the Closing Date, the Buyer shall deliver to the Seller a copy of the financial statements of the Buyer and/or the Company supporting the calculation of the Year One Gross Revenues and a certificate showing the calculation of the Year One Gross Revenues for the 12-month period following the Closing Date, certified by the Chief Financial Officer of Buyer to be a complete, accurate and good faith calculation of the Year One Gross Revenues derived from the accounting records of the Buyer and/or the Company (the “Year One Gross Revenue Certificate”).

(iii)          Not later than twenty-five months following the Closing Date, the Buyer shall deliver to the Seller a copy of the financial statements of the Buyer and/or the Company supporting the calculation of the Year Two Cumulative Gross Revenues and a certificate showing the calculation of the Year Two Cumulative Gross Revenues for the 24-month period following the Closing Date, certified by the Chief Financial Officer of Buyer to be a complete, accurate and good faith calculation of the Year Two Revenues derived from the accounting records of the Buyer and/or the Company (the “Year Two Cumulative Gross Revenue Certificate”).

(iv)          Buyer shall make available to the Seller (and his advisors) copies of all work papers, documents, receipts, invoices and other materials and grant the Seller (and his advisors) such access to Buyer’s and the Company’s personnel and outside auditors during regular business hours as may be necessary or reasonably requested by the Seller in his review of either the Year One Gross Revenue Certificate or the Year Two Cumulative Gross Revenue Certificate, and the workpapers from which they were derived,  or in connection with any dispute or disagreement relating to the determination or payment of the Post-Closing Purchase Price.  If the Seller does not timely deliver a Year One Gross Revenue Certificate Contest Notice (as defined below) or Year Two Cumulative Gross Revenue Certificate Contest Notice (as defined below) in accordance with Section 1.2(b)(v), the Year One Gross Revenue Certificate and the Year Two Cumulative Gross Revenue Certificate, as the case may be, shall be final and binding on all Parties.

(v)           In the event the Seller contests any part of the calculation of either the Year One Gross Revenue or the Year Two Cumulative Gross Revenue, as set forth in the Year One Gross Revenue Certificate or the Year Two Cumulative Gross Revenue Certificate, as the case may be, the Seller shall deliver to the Buyer written notice of his objections thereto (a “Gross Revenue Consideration Certificate Contest Notice”) within 15 Business Days following the delivery of either the Year One Gross Revenue Consideration Certificate or the Year Two Cumulative Gross Revenue Certificate.

(vi)          During the 30-day period following the delivery of the Gross Revenue Consideration Certificate Contest Notice, the Buyer and the Seller shall attempt to resolve in writing any differences which the Buyer and the Seller may have with respect to any matter specified in the Gross Revenue Consideration Certificate Contest Notice.  If at the end of the 30-day period, Buyer and the Seller shall fail to reach a written agreement with respect to all of such matters, then all such matters specified in the Gross Revenue Consideration Contest Notice with respect to which a written agreement has not been reached shall be resolved by a mutually acceptable independent accounting firm in accordance with the provisions set forth in Section 1.2(c)(iii) except for the last two sentences of Section 1.2(c)(iii).  In the case of a Gross Revenue Consideration Certificate Contest Notice, the expenses of the accounting firm shall be paid by the Party who is determined to be incorrect in its or his assertion as to whether the Year One Gross Revenue Target or the Year Two Cumulative Gross Revenue Target, respectively, was or was not achieved.

(vii)         During the 24-month period following the Closing, Buyer and the Company (and any successor entity to the Company) shall use their best efforts to:

(A)          Retain the services of Jim Senge and Mark Brown throughout such period to manage the gross revenue-generating activities of the Company (and any successor entity to the Company) and the Business relevant to the Gross Revenues;

(B)           Cause the Business to maintain standards of customer service to enable it to continue the growth pattern the Company and the Business have established in recent years preceding the Closing; and

(C)           To maintain the Company’s (and any successor entity to the Company’s) and the Business’ product services and pricing levels at or above current levels.

(c)           Adjustment Relating to Closing Date Net Book Value

(i)            For purposes of this Agreement, “Closing Date Net Book Value” shall be the Net Book Value of the Company as of the close of business on the day immediately prior to the Closing Date plus $32,821.66 (certain severance pay and related payroll taxes on certain severed employees on 7/31/08), provided, however, that the liabilities of the Company shall not include any amounts payable by the Company to Jim Senge, Mark Brown, Susan Pastroff or Robert Rokicki pursuant to their Release Agreements, any bonuses or severance payable to the Company’s employees, and related payroll taxes to the extent such amounts are paid on the Closing Date from amounts contributed to the Company by the Seller or the Buyer on the Closing Date or are otherwise paid by the Seller.

(ii)           Within 15 Business Days following the Closing Date, the Buyer will prepare and deliver to the Seller a calculation of Closing Date Net Book Value (the “Buyer-Determined Closing Date Net Book Value Calculation”), which calculation shall be determined consistent with the preparation of the Financial Statements.  The Buyer will make the workpapers and back-up materials used in preparing the Buyer-Determined Closing Date Net Book Value, as well as the personnel of Buyer and the Company with knowledge regarding any underlying matters, as well as use its best efforts to make its outside auditors available to the Seller (and his advisors) at reasonable times and upon reasonable notice.

(iii)          If the Seller shall not deliver the Buyer a statement describing any objections to the Buyer-Determined Closing Date Net Book Value within 15 Business Days after receipt, then such Buyer-Determined Closing Date Net Book Value shall be deemed to be the “Stipulated Closing Date Net Book Value.”  If, however, the Seller shall deliver to the Buyer a statement describing any objections to the Buyer-Determined Closing Date Net Book Value within such 15-Business Day period, then the Buyer will exercise commercially reasonable efforts to resolve, in good faith, any such objections with the Seller.  If the Buyer and the Seller reach a resolution of all such objections, then the Buyer-Determined Closing Date Net Book Value as modified by such resolution shall be deemed to be the “Stipulated Closing Date Net Book Value.”  If such a resolution is not reached within 10 Business Days after the Buyer has received a statement describing the Seller’s objections to the Buyer-Determined Closing Date Net Book Value, then any disputes regarding any accounting-related aspects of the calculation or computation of such Stipulated Closing Date Net Book Value will be submitted promptly to a mutually acceptable independent accounting firm for resolution.  Buyer, on the one hand, and the Seller, on the other hand, may provide the accounting firm, within five Business Days of its selection, with a definitive statement of their position with respect to each unresolved objection.  The accounting firm will be provided with access to the books and records of Buyer and the Company germane to the Buyer-Determined Closing Date Net Book Value Calculation.  The accounting firm will be asked to resolve any objections on an expedited basis, and shall in any event have no more than 20 Business Days to carry out a review of the unresolved objections.  The accounting firm will be asked to prepare a written statement of its determination regarding each unresolved objection, and the Buyer-Determined Closing Date Net Book Value Calculation as modified by the accounting firm’s determination of Seller’s unresolved objections shall be deemed to be the “Stipulated Closing Date Net Book Value.”  The determination of the accounting firm will be conclusive and binding, absent manifest error.  If objections are submitted to the accounting firm for resolution as provided in this Section 1.2(c)(iii) and the Buyer does not prevail, by dollar amount, as to a majority of the objections asserted by the Seller, then the Buyer shall pay all of the fees and expenses of the accounting firm.  If the Buyer does prevail, by dollar amount, as to a majority of the objections asserted by the Seller, then the fees and expenses of the accounting firm shall, for purposes of the Stipulated Closing Date Net Book Value, be treated as a current liability of the Company accrued and actually payable as of the Closing Date, and the Stipulated Closing Date Net Book Value shall be determined accordingly.

(d)           In the event that the Stipulated Closing Date Net Book Value is greater than $2,780,000, then an amount equal to such difference shall be immediately paid to the Seller in immediately available funds, as an addition to the aggregate Purchase Price.  In the event that the Stipulated Closing Date Net Book Value is less than $2,780,000, then an amount equal to such difference shall be immediately paid by the Seller to the Buyer in immediately available funds.  If any payment to be made pursuant to this Section 1.2(d) is not made within sixty (60) Business Days following the Closing Date, interest also shall be paid on such payment by the payor to the payee from the Closing Date to the date on which such payment is made at an annual rate of six percent (6%); provided, however, that if Buyer does not timely comply with its obligations under Section 1.2(c)(ii) and the Seller is required to make a payment pursuant to the immediately preceding sentence of this Section 1.2(d), the Seller shall be relieved from any obligation to pay interest provided the Seller pays the Buyer the amount due pursuant to the immediately preceding sentence of this Section 1.2(d) within five (5) Business Days from the date the Stipulated Closing Date Net Book Value is finally determined.

SECTION 1.3       PAYMENTS TO PRE-CLOSING COMPANY EMPLOYEES PURSUANT TO RELEASE AGREEMENTS.

(a)           To the extent such payments have not been made by the Company prior to the Closing Date, the Seller hereby agrees to pay on behalf of the Company (and as a contribution to capital of the Company), through the payments described in Section 1.2 to be made to the Company and the individual parties to the Release Agreements, the Company’s remaining obligations to make such payments under the Release Agreements.

(b)           The Parties hereto understand and agree that the payments described in Section 1.2 to be made to Persons other than the Seller are payments for services rendered by such Persons to the Company on or prior to the Closing and are not for any services rendered to the Company or the Buyer after the Closing.

SECTION 1.4       CLOSING.  This Agreement shall take effect at 11:59 p.m. on July 31, 2008 Eastern Daylight Time.  The closing of the transactions contemplated by this Agreement  (the “Closing”) shall take place at the offices of Buyer’s counsel, Carlton Fields, P.A., 1201 West Peachtree Street, Atlanta, Georgia 30309, commencing at 8:00 a.m. Eastern Daylight Time on August 1, 2008 (the “Closing Date”).  The sale and purchase under this Agreement shall, contingent upon the completion of the Closing, be effective as of 12:01 a.m., Eastern Daylight Time on the Closing Date (the “Effective Time”).  The Parties may agree to conduct the Closing remotely via facsimile or electronic mail.

SECTION 1.5       Each Party, at the reasonable request of another Party and whether at or following the Closing, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE TRANSACTION

The Seller represents and warrants to the Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and the Closing (as though given and made on and as of the Closing Date).

SECTION 2.1       Authorization of Transaction.  The Seller has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally.  The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated in this Agreement.

SECTION 2.2       Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject; (B) except as set forth in Schedule 2.2 of the Disclosure Schedule which is attached hereto, incorporated herein and made a part hereof (the “Disclosure Schedule”), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the

Seller is bound or to which any of his assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to the Shares.

SECTION 2.3       Shares.  Except as set forth in Schedule 2.3 to the Disclosure Schedule, the Seller: (a) holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands; (b) except for contracts or commitments which have been terminated on or before the Closing Date, is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require the Seller to sell, transfer, or otherwise dispose of any Shares, or require, or which could be construed to require, the Company to issue any new or additional Shares to any Persons; and (c) is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transferability of any Shares of the Company.

SECTION 2.4       Brokers’ Fees.  Except as set forth on Schedule 2.4 of the Disclosure Schedule, no agent, broker, investment banker, Person or firm acting on behalf of the Company or the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from the Buyer hereto in connection with any of the transactions contemplated hereby.

ARTICLE III
AGREEMENTS AND COVENANTS OF THE COMPANY OR BUYER

SECTION 3.1       AFFILIATE TRANSACTIONS.  On or before the Closing and except as provided in the Release Agreements and Section 1.2, all Indebtedness and other amounts owing under Contracts between the Seller, any officer, director or Affiliate or Employee of the Seller or any Affiliate of any of the foregoing (other than the Company), on the one hand, and the Company, on the other hand, will be paid in full.

ARTICLE IV
AGREEMENTS AND COVENANTS OF BUYER

SECTION 4.1       TRANSFER TAXES.  Any transfer, documentary, sales, or use taxes assessed upon or with respect to the Transaction and any recording or filing fees with respect thereto shall be borne by Buyer.

SECTION 4.2       EMPLOYEE TRANSITION MATTERS.

(a)           From and after the Closing Date, through September 30, 2008, Buyer shall cause the Company to keep in place the Employee Benefit Plans maintained by the Company immediately before the Closing.  Thereafter, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to provide coverage under employee benefit plans maintained by Buyer or the Company to the Company’s employees who remain employed on the Closing Date.  To the extent commercially reasonable and permitted under applicable Law, Buyer will endeavor to have (i) deductibles paid by such continuing employees while employed by the Company recognized by Buyer’s or the Company’s provider, and (ii) the provider waive any waiting periods, pre-existing conditions and comparable requirements.

(b)           Buyer shall either cause the Company to continue in place the Company’s retirement plan or permit the Company’s employees who remain employed on the Closing Date to transfer their account balances under the Company’s retirement plan to a retirement plan maintained by Buyer to the extent permitted by the terms of the plans and applicable Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

The Disclosure Schedule is comprised of separate schedules, each of which is labeled by reference to the particular Section or sub-Section of this Agreement to which each such separate schedule pertains.  The separate schedules which comprise the Disclosure Schedule provide for either (a) lists of certain items (each, a “List Schedule”), or (b) exceptions to representations and warranties made by Seller in Article II hereof and by the Company in this Article V (each, an “Exception Schedule”), and such separate schedules (or portions of such separate schedules in the case of separate schedules which are comprised of both a list(s) and an exception(s)) are also so labeled as a “List” or an “Exception”. Except as set forth in the Disclosure Schedule (it being understood and agreed that (i) the disclosure of any item included in a particular List Schedule constitutes full and complete disclosure of the items so listed for any other particular List Schedule; and (ii) the disclosure of any matter included in an Exception Schedule constitutes full and complete disclosure of such exception matter for any other particular Exception Schedule; provided, however, (iii) the inclusion of an item on a List Schedule does not constitute full and complete disclosure on any Exception Schedule), the Seller and the Company represent and warrant to the Buyer as follows:

SECTION 5.1       ORGANIZATION, STANDING AND AUTHORITY.

(a)           The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  True, complete and correct copies of the Company’s Articles of Incorporation and By-laws, in each case as amended, have been made available to Buyer in the on-line data room established by Software Equity Group, LLC to enable Buyer’s due diligence in connection with the transactions contemplated by this Agreement (the “Data Room”), and such Articles of Incorporation and By-laws are in full force and effect.  The Company has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Except as set forth in Schedule 5.1(a) of the Disclosure Schedule, the Company is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on the business, financial condition or operations of such company, which jurisdictions are listed opposite such company’s name on Schedule 5.1(a) of the Disclosure Schedule.

(b)           The Company does not have any Subsidiary.

(c)           The name of each director and officer of the Company is set forth opposite the position held by same, on Schedule 5.1(c) of the Disclosure Schedule.

SECTION 5.2       AUTHORIZATION.

(a)           The Company has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of the Company, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

(b)           This Agreement has been, and each of the Transaction Documents to be executed and delivered by or on behalf of the Company will be, duly executed and delivered by the Company and constitutes or, in the case of the Transaction Documents, will constitute when so executed and delivered, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally, and statutes, rules or procedures and applicable case law limiting the availability or prescribing the procedural requirements for the exercise of remedies.

SECTION 5.3       CAPITALIZATION AND OWNERSHIP.

(a)           Schedule 5.3(a) of the Disclosure Schedule sets forth the authorized and issued and outstanding Shares, and the ownership interest of each Shareholder in the Company.  All Shares of the Company have been duly and validly issued, were issued in compliance with all applicable federal and state securities laws, and are fully paid and non-assessable.  Except as set forth on Schedule 5.3(a) of the Disclosure Schedule or provided by Law, all Shares of the Company have been issued without any options, warrants, rights, calls or other preemptive rights with respect to additional Shares.  Except as set forth on Schedule 5.3(a) of the Disclosure Schedule or provided by Law, no options, warrants, preemptive or other rights to acquire any Shares or any debt or equity interest in the Company have been issued which remain outstanding.

(b)           Except as set forth on Schedule 5.3(b) of the Disclosure Schedule or provided by Law, the Company is not a party or subject to any agreement or understanding and (other than voting agreements entered into in connection with this Agreement) there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting of any securities of the Company by the Seller, director or officer of the Company.  The Company has no contractual or, to its Knowledge, other obligation to register under the securities laws of any jurisdiction any of its presently outstanding securities or any of its securities that may hereafter be issued.

(c)           Except as set forth on Schedule 5.3(c) of the Disclosure Schedule, the Company is not a party or subject to any agreement that grants any rights of refusal, rights of first offer, co-sale or tag-along rights, drag-along rights, registration rights or similar rights with respect to the Shares.

(d)           The Seller is, or on the Closing Date will be, the record owner of the equity interests indicated in Schedule 5.3(a) of the Disclosure Schedule as owned by the Seller (or to be owned as of the Closing Date) and is the only owner or holder of any Shares.  Except as set forth in Schedule 5.3(a) of the Disclosure Schedule, to the Knowledge of the Company there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Shares held by the Seller which will not be terminated as of the Closing Date.

SECTION 5.4       NO CONFLICTS.  Except as set forth on Schedule 5.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

(b)           violate any Law;

(c)           constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which the Company is a party or by which the properties or assets of any of the foregoing are bound;

(d)           constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which the Company is a party or by which the properties or assets of any the Company are bound;

(e)           result in the creation or imposition of any Lien upon the Shares or the assets of the Company; or

(f)            require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

SECTION 5.5       FINANCIAL STATEMENTS.  Schedule 5.5 of the Disclosure Schedule contains the following financial statements of the Company (collectively, the “Financial Statements”):

(a)           The balance sheet of the Company as of December 31, 2007, and the related statements of income, shareholders’ equity and cash flows for the year then ended (collectively, the “2007 Financial Statements”);

(b)           The balance sheets of the Company as of December 31, 2006 and as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the years then ended; and

(c)           (c)           A balance sheet of the Company as of June 30, 2008 (the “Latest Balance Sheet”) (the “Latest Balance Sheet Date”) and the related statements of income, changes in shareholders’ equity, and cash flow for the six (6) months then ended (the “Interim Financial Statements”), including in each case, the notes thereto, if any.

Except as set forth in the immediately succeeding sentence and except for consideration of obligations for and payments to be made to employees pursuant to the Release Agreements, in all material respects, the Financial Statements are (a) complete and correct; (b) consistent with the Books and Records; and (c) other than as set forth on Schedule 5.5 of the Disclosure Schedule, fairly present the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto, in a manner consistent with the Company’s historical practices (except as may be indicated in the notes thereto and in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosure).  Except for payments made to employees as consideration for their acceptance of the Release Agreements and as otherwise provided herein, since the Latest Balance Sheet Date there has been no change in the Company’s polices on reserves or accrual amounts.

SECTION 5.6       ABSENCE OF UNDISCLOSED LIABILITIES.

(a)           Except as disclosed in Schedule 5.6 and/or other Schedules of the Disclosure Schedule, the Company does not have any material Liabilities, whether due or to become due (other than the obligation to provide services, warranties and indemnities under contracts with its customers), arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or conditions existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof, except as and to the extent clearly and accurately reflected and accrued for or reserved against in, the 2007 Financial Statements and on the Latest Balance Sheet or incurred in the Ordinary Course of Business consistent with past practice since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a claim or lawsuit, or an environmental liability), except to the extent set forth on Schedule 5.6(a) and/or other Schedules of the Disclosure Schedule.

(b)           Except as set forth on Schedule 5.6(b) of the Disclosure Schedule, the Company does not have any Liabilities to any Affiliate.

SECTION 5.7       TANGIBLE PERSONAL PROPERTY.  Except as set forth in Schedule 5.7 of the Disclosure Schedule:

(a)           Title.  The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all material tangible personal property (including, without limitation, all fixtures, leasehold improvements (other than floor and wall coverings), equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, office, operating and other supplies, parts, furniture, and other tangible personal property of the Company) used in the conduct of the Business by the Company as presently conducted, including all tangible personal property reflected on the Latest Balance Sheet, and tangible personal property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the Ordinary Course of Business consistent with past practice.  All such tangible personal property is free and clear of all Liens, other than Permitted Liens.  No Person other than the Company owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

(b)           Condition.  All of the assets of the Company are in good condition and repair consistent with industry standards (ordinary wear and tear excepted), and are useable in the Ordinary Course of Business.  Except for tangible personal property having a fair market value of less than $1,000, Schedule 5.7(b) of the Disclosure Schedule includes all of the fixed assets of the Company, and each item of tangible personal property owned by the Company and the location thereof.  Schedule 5.7(b) of the Disclosure Schedule lists all leases of tangible personal property to which the Company is a party or is bound, and the lessee and location of such leased tangible personal property.

SECTION 5.8       CONTRACTS.  Schedule 5.8(a) of the Disclosure Schedule is a correct and complete list of each material Contract of the Company, including but not limited to, all Contracts that require the Company to pay, or entitle the Company to receive, in the aggregate, $1,000 or more during any twelve (12)-month period, all Contracts that restrict any of the Company’s business activity anywhere in the world, and all Contracts that are not terminable by the Company upon not more than thirty (30) days’ prior notice without penalty or payment (each a “Material Contract”).  Correct and complete copies of the Material Contracts listed on Schedule 5.8(a) of the Disclosure Schedule have been made available for Buyer to review in the Data Room, excluding purchase orders or sales of products in the Ordinary Course of Business on customary terms valued at less than $1,000 in the aggregate and terminable without penalty upon notice of thirty (30) days or less.  Except as set forth on Schedule 5.8(b) of the Disclosure Schedule, the Company is not in material default and no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by the Company under any Material Contract and, to the Knowledge of the Company no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract.  Each of the Material Contracts of the Company is in full force and effect, is, in a case properly decided, valid and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses.  Except as set forth on Schedule 5.8(c), all of the Material Contracts of the Company will continue in full force and effect without any change or modification resulting from the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party.  Except as set forth on Schedule 5.8(d) of the Disclosure Schedule, the Company is not a party to, or bound by the provisions of, any Material Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any Federal, state, local or foreign Governmental Authority or governmental body.  Except as set forth on Schedule 5.8(e) of the Disclosure Schedule, no Material Contract of the Company is required to be treated as a capital lease by GAAP.

SECTION 5.9       REAL PROPERTY.  No real property is owned by the Company.  Schedule 5.9 of the Disclosure Schedule lists all real property used or held for use by the Company which is leased by the Company from third parties (the “Leased Real Property”), and indicates the notice addresses and the owners of the Leased Real Property.  Except as other described in Schedule 5.9 of the Disclosure Schedule, the Company is the sole legal and equitable holder of the leasehold interest it holds in the Leased Real Property and to the

Knowledge of the Company, possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company to realize the benefits of the rights provided to it under any lease, and the right to quiet enjoyment of such Leased Real Property.  Accurate and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been made available to Buyer in the Data Room.  The Company has not exercised any option to purchase any parcel of Leased Real Property.  The Leased Real Property constitutes the only real property used or occupied by the Company in the conduct of the Business.  Other than as set forth in Schedule 5.9 of the Disclosure Schedule, (a) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property, or any options or rights of first refusal with respect thereto; (b) there are no parties (other than the Company) in possession of the Leased Real Property and (c) the Company enjoys peaceful and undisturbed possession of the Leased Real Property, subject to the terms and conditions of the leases set forth on Schedule 5.9 of the Disclosure Schedule.  To the Knowledge of the Company, within the last twelve (12) months, no notice from any Governmental Authority has been received by the Company or has been served upon the Leased Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property.  To the Knowledge of the Company, no notice has been received by the Company stating that the buildings and improvements on the Leased Real Property, or the Business as presently conducted thereon by the Company, are not in compliance with any applicable Law.

SECTION 5.10     LITIGATION.  Except as set forth in Schedule 5.10 of the Disclosure Schedule, (a) there is no suit, action, proceeding, arbitration, mediation, claim or order pending or, to the Knowledge of the Company, threatened against the Company (or pending or threatened against any of the current or former officers, directors or employees of the Company with respect to their service as an officer, director or employee of the Company) before any court, or before any governmental department, commission, board, agency, or instrumentality; nor (b) to the knowledge of the Company is there any reasonable basis for any such action, proceeding or investigation.  Except as set forth in Schedule 5.10 of the Disclosure Schedule and/or other Schedules to the Disclosure Schedule, the Company (i) is not subject to any judgment, order or decree of any court or governmental agency; (ii) is not engaged in any legal action in which a claim has been filed to recover monies due it or for damages sustained by it; or (iii) has not received any opinion or memorandum or legal advice from counsel to the effect that it is exposed, from a legal standpoint, to any Liability which may be material to its business.  Schedule 5.10 of the Disclosure Schedule, also sets forth a complete and correct list and description of all material claims, suits, actions, proceedings and, to the Knowledge of the Company, investigations made, filed or otherwise initiated in connection with the Company which have been resolved in the past two (2) years and the resolution thereof.

SECTION 5.11     COMPLIANCE WITH APPLICABLE LAWS.  The Company (a) to its Knowledge is not, or has not been in the past five (5) years, in violation of any Law the violation of which would have a Material Adverse Effect, including, without limitation, regarding any alleged failure to possess any material, license, Permit, authorization or other approval, (b) has not received notice of any such material violation, and (c) has no Knowledge that any facts or circumstances exist which would reasonably be expected to cause the Company to be in any such material violation in the future, except as set forth on Schedule 5.11 of the Disclosure Schedule.

SECTION 5.12     INTELLECTUAL PROPERTY.  The Company owns no patents, registered trade or service marks, registered copyrights or corporate or trade names other than the Company’s corporate name registered with the Commonwealth of Pennsylvania by the filing of its Articles of Incorporation, as amended.  The Company has made no applications for any patent, trade name, trade or service mark or copyright.  Schedule 5.12 of the Disclosure Schedule contains a complete and correct list of all unregistered trademarks, service marks, trade names domain names, websites and software (other than “off-the-shelf” commercial software), which are owned or licensed by the Company, including all licenses and other rights granted from or to any third party with respect to any Intellectual Property necessary for the operation of the Company.  Except as set forth on Schedule 5.12 of the Disclosure Schedule, to the Knowledge of the Company (a) the Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Intellectual Property and proprietary rights and information necessary for the operation of the Business as presently conducted by the Company (“Necessary Intellectual Property”); (b) each item of Necessary Intellectual Property owned or used by the Company prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing; and (c) no claim by any third party contesting the validity, enforceability, use or ownership of any Necessary Intellectual Property has been asserted against the Company or is threatened, and there is no reasonable basis for any such claim.  The Company has not received any notices of, nor does the Company have Knowledge of any reasonable basis for, an allegation of any infringement or misappropriation by, any third party with respect to any Necessary Intellectual Property, nor has any such Person received any claims of infringement or misappropriation of any intellectual property of any third party.  To the Knowledge of the Company; the Company has not infringed, misappropriated or otherwise violated any intellectual property of any third parties and no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Necessary Intellectual Property.  Except as set forth on Schedule 5.12 of the Disclosure Schedule and/or other Schedules of the Disclosure Schedule, to the Knowledge of the Company, the Company is not required to pay any fee, royalty or other compensation for the use of any third party intellectual property.  The Company has not granted any exclusive right with respect to any Necessary Intellectual Property.  All Necessary Intellectual Property owned by the Company was created by employees of the Company within the scope of their employment, or by third parties who have assigned all of their rights in such Necessary Intellectual Property to the Company (or to others who in turn assigned their rights to the Company) pursuant to written agreements.

SECTION 5.13     CONDUCT OF BUSINESS.  Except as set forth on Schedule 5.13 and/or other Schedules of the Disclosure Schedule, since December 31, 2007, the Business of the Company has been conducted only in the Ordinary Course of Business consistent with past custom and practice, and the Company has not incurred any liabilities other than in the Ordinary Course of Business consistent with past custom and practice and there has been no Material Adverse Effect on the Business (other than those affecting the economy generally or the Company’s industry in particular), or the condition (financial or otherwise), assets, operations, operating results or customer relations of the Company, and no event (other than those affecting the economy generally or the Company’s industry in particular) has occurred that could reasonably be expected to have such an effect.  Without limiting the generality of the foregoing and except as set forth on Schedule 5.13 of the Disclosure Schedule and/or other Schedules of the Disclosure Schedule, since December 31, 2007, the Company has not, except in the Ordinary Course of Business consistent with past practice:

(a)           sold, assigned or transferred any material asset except for the sale of products in the Ordinary Course of Business, or mortgaged, pledged or subjected any material asset or the Leased Real Property to any Lien (other than Permitted Liens), charge or other restriction;

(b)           sold, assigned, transferred, abandoned or permitted to lapse any licenses or Permits, any Necessary Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any Person other than as set forth on Schedule 5.13 of the Disclosure Schedule, granted any license or sublicense of any rights under or with respect to any Necessary Intellectual Property other than in the Ordinary Course of Business;

(c)           made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan other than in the Ordinary Course of Business;

(d)           conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Company other than in the usual and Ordinary Course of Business;

(e)           made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates, or paid or otherwise distributed funds to the Company or any Affiliate thereof in an amount in excess of $2,000 in the aggregate;

(f)            suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(g)           changed any pricing, investment, financial reporting, inventory, credit, allowance, material Tax election, material Tax accounting method or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting or Tax purposes, or its fiscal year;

(h)           declared, set aside or paid any dividend or distribution of cash, the Shares or other property to any shareholder or purchased, redeemed or otherwise acquired any Shares, made any other payments to any shareholder or issued any Shares or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any Shares or other equity (or phantom equity or similar) interest;

(i)            entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the Ordinary Course of Business), or formed any other new arrangement for the operation of the Business, other than in the Ordinary Course of Business;

(j)            amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation) since the latest amendments thereto made July 14, 2008, or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(k)           committed to do any of the foregoing.

SECTION 5.14     ABSENCE OF QUESTIONABLE PAYMENTS.  To the Knowledge of the Company, the Company has not, and none of its respective directors, officers, agents, employees, Affiliates or any other persons acting on their respective behalf has:  (a) used or committed to use in violation of any applicable provincial, foreign, federal or state law any corporate funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the books and records of the Company as required by GAAP.

SECTION 5.15     INSURANCE.  Schedule 5.15 of the Disclosure Schedule is a correct and complete list including policy numbers, carriers, amounts of coverage and expiration dates, of all insurance policies with respect to liability, property, workers’ compensation, directors’ and officers’ liability of the Company, correct and complete copies of which policies have been made available for to Buyer in the Data Room.  To the Knowledge of the Company, such policies are valid, binding and in full force and effect, and it is not in default thereunder.  Schedule 5.15 of the Disclosure Schedule also contains a list of all pending claims filed by the Company with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.

SECTION 5.16     PERMITS.  Except as set forth on Schedule 5.16 and/or other Schedules of the Disclosure Schedule, (a) the Company holds all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Leased Real Property; (b) upon the Closing, the Company and Buyer will hold or will be able to obtain without undue expense or delay all material Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Company’s assets in the Business, the Business and the Leased Real Property; and (c) the Company is and has been in the five (5) years immediately prior to the date hereof in material compliance with all material Permits and approvals.  To the Knowledge of the Company, none of the Permits or approvals will require the consent, approval, novation or waiver of, or giving of notice to, any governmental entity or other third party in connection with the consummation of the transactions contemplated by this Agreement, and all such Permits and approvals will continue in full force and effect without any change or modification thereto after such consummation.

SECTION 5.17     EMPLOYEE BENEFIT PLANS.

(a)           Schedule 5.17(a) of the Disclosure Schedule sets forth, a complete list of (i) all “employee pension benefit plans” as defined in Section 3(2) of ERISA which the Company or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which has or had any other liability (contingent or otherwise), and (ii) all Employee Benefit Plans other than “employee pension benefit plans” as defined in Section 3(2) of ERISA which the Company or any predecessor that operated the Business of the Company has maintained, made contributions to, or with respect to which has or had any other liability (contingent or otherwise) at any time during the five (5) years prior to the date hereof.  Except for the Employee Benefit Plans of the Company described on Schedule 5.17(a) of the Disclosure Schedule, to the Company’s Knowledge, the Company has no liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

(b)           The Company has made available to Buyer in the Data Room complete copies of (i) each written Employee Benefit Plan currently maintained by the Company, as amended to the Closing, together with audited financial statements for the Company’s 401(k) Plan and actuarial reports for the three (3) most recent plan years, if any; (ii) the most recent and any other determination letter, ruling or notice issued by or filed with any Governmental Authority with respect to such plan; (iii) the Form 5500 Annual Report and any Pension Benefit Guaranty Corporation Form 1 for the three (3) most recent plan years; (v) the most recent summary plan description or summary of modifications; and (iv) each other document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 5.17(a) of the Disclosure Schedule.  Schedule 5.17(a) of the Disclosure Schedule also sets forth a complete and accurate description, in all material respects, of the Company’s severance practices and lists all employment agreements containing severance provisions.

(c)           Other than as set forth on Schedule 5.17(c) of the Disclosure Schedule, to the Company’s Knowledge, (i) each Employee Benefit Plan of the Company has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; (ii) the Company has complied in all material respects with all applicable Law relating to such Employee Benefit Plans; and (iii) no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan of the Company that could subject the Company to any material fine, penalty or tax imposed under any applicable Law.

(d)           Neither the Company nor any predecessor that operated the Business of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan which is a “multiemployer plan” as defined in Section 4001 of ERISA or Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Code Section 413(c), a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, a plan which is subject to Title IV of ERISA, or a plan or arrangement applicable to employees located outside the United States.

(e)           There are no actions, suits or claims pending or, to the Company’s knowledge, actually threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits).  To the Knowledge of the Company, there are no facts which could give rise to any material liability, action, suit, investigation or claim relating to any Employee Benefit Plan of the Company.

(f)            Except to the extent not reasonably likely to result in material Liability to the Company, with respect to any Employee Benefit Plan of the Company, to the Company’s Knowledge: (i) there has been no non-exempt “prohibited transaction,” as defined in ERISA and the Code, (ii) no Person has breached any fiduciary obligation, and (iii) no Person otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(g)           Except for benefits that do not extend beyond the end of the month of termination of employment under the Company’s fully-insured group health plan(s), no Employee Benefit Plan of the Company provides, at the expense of the Company, medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company, or the spouses or dependents of any of the foregoing, except for coverage required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and similar state law; provided that beneficiaries/covered individuals pay the applicable premiums.

(h)           Schedule 5.17(h) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans and any other arrangements that will result in any payment, acceleration, vesting or increase in benefits, or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment and not otherwise contemplated by this Agreement.  The Company has no obligation to make “parachute payments,” within the meaning of Code Section 280G(b)(2), that are “contingent,” within the meaning of such Code Section and the Treasury Regulations promulgated thereunder, on the consummation of the transactions contemplated by this Agreement.

(i)            Each Employee Benefit Plan of the Company can be amended, terminated or otherwise discontinued at any time in accordance with its terms without material liability to the Company.  The Company is in good faith compliance with Code Section 409A.

SECTION 5.18     AFFILIATE TRANSACTIONS.  Except (a) for customer relationships conducted on an ordinary arm’s-length basis and (b) as set forth in Schedule 5.18 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any supplier or customer of the Company, or in any Person from whom or to whom the Company has leased any real or personal property, except for transfers of cash, property or rights arising in the ordinary course pursuant to and in accordance with the terms of any employment or consulting agreements, complete and correct copies of which have been made available to Buyer in the Data Room, or the terms of which have been disclosed in the Disclosure Schedule.  Schedule 5.18 of the Disclosure Schedule sets forth the parties to and the date, nature and amount of each transaction involving the transfer of any cash, property or rights to or from the Company from, to or for the benefit of the Company or any Affiliate or former Affiliate of the Company (“Affiliate Transactions”) during the period commencing January 1, 2007 through the date hereof, and any existing commitments of the Company to engage in the future in any Affiliate Transactions.

SECTION 5.19     HEALTH, SAFETY AND ENVIRONMENT.

(a)           Compliance; Permits.  Except as set forth on Schedule 5.19(a) of the Disclosure Schedule, to the Company’s Knowledge (i) the Company is and at all times has been in compliance with all material Environmental and Safety Requirements applicable to its assets, the Business, the Leased Real Property and any facilities and operations thereon; (ii) the Company possesses all material Permits required under applicable Environmental and Safety Requirements and relating to its assets, the Business, the Leased Real Property and facilities and operations thereon; and (iii) the Company is and at all times has been in material compliance with all requirements or conditions imposed under such material Permits.

(b)           No Hazardous Materials; No Releases.  Other than as set forth on Schedule 5.19(b) of the Disclosure Schedule, except in compliance with all applicable Environmental and Safety Requirements, to the Knowledge of the Company (i) there are no Hazardous Materials on, in or under, or emanating from the Leased Real Property or any facilities or operations thereon; (ii) the Company has not generated, manufactured, refined, or, to its Knowledge, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Leased Real Property; and (iii) there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Leased Real Property.

(c)           No Other Conditions or Liabilities.  Except as set forth on Schedule 5.19(c) of the Disclosure Schedule, to the Knowledge of the Company, no conditions exist or have existed with respect to the Company, or its assets, the Leased Real Property or any of the Company’s facilities or operations thereon and no events or activities have occurred with respect to its assets, the Leased Real Property or any of the Company’s facilities or operations thereon which (i) could reasonably be expected to interfere in any respect with or prevent continued compliance in all material respects with applicable Environmental and Safety Requirements, or (ii) give rise to any common law or statutory Liability or otherwise form the basis of any legitimate claim, action, suit, proceeding, hearing or investigation against or involving the Company, its assets, the Leased Real Property or any of the Company’s facilities or operations thereon relating to environmental conditions.

SECTION 5.20     EMPLOYEES; SALARIES; PERSONNEL AGREEMENTS, PLANS AND ARRANGEMENTS.

(a)           Schedule 5.20(a) of the Disclosure Schedule contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on an hourly basis, and (iii) the names and total annual compensation for all independent contractors who render material services on a regular basis to the Company.  Except as set forth in Schedule 5.20(a) of the Disclosure Schedule and/or other Schedules of the Disclosure Schedule, or in the Ordinary Course of Business, no person listed thereon has received any bonus or increase in compensation since December 31, 2007, nor since that date has there been any promise to the employees listed on Schedule 5.20(a) of the Disclosure Schedule orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for (i) increases in the Ordinary Course of Business consistent with the past compensation practices of the Company, and (ii) obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company.  Except as provided in Schedule 5.20(a) of the Disclosure Schedule, the Company has no actual knowledge that any employee of the Company as of the date hereof intends to resign because of the consummation of the transactions contemplated by this Agreement.

(b)           Except as listed on Schedules 5.17(a) or 5.20(b) of the Disclosure Schedule, or any other Schedule of the Disclosure Schedule, the Company is not a party to or obligated with respect to any (a) outstanding material contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  Correct and complete copies of all such documents have been made available to Buyer in the Data Room.  Except as set forth in Schedule 5.20(b) of the Disclosure Schedule, no strike, picketing, work stoppage, work slow down, union organizational activity, notice to bargain, allegation, charge or complaint of unfair labor practice, or, to the Knowledge of the Company, claims relating to employment discrimination or sexual harassment or other similar claims have occurred within the past five (5) years.  To the Knowledge of the Company, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes (unless such taxes are reserved for on the Financial Statements) relating to the Company.  Except as set forth on Schedule 5.20(b) of the Disclosure Schedule, there are no administrative charges or court complaints pending or, to the Knowledge of the Company, threatened in connection with the Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

(c)           Schedule 5.20(c) of the Disclosure Schedule contains a true, complete and correct list of all employee and other fringe benefits and other compensation provided by the Company to the officers and directors of the Company, other than employee and other fringe benefits (i) provided to all employees of the Company, or (ii) otherwise provided under arrangements identified on Schedule 5.17(a).

(d)           With respect to the transactions pursuant to this Agreement, no notice is required under any Law pertaining to employees provided that upon or following the Closing, Buyer does not cause or permit the Company to terminate the employment of employees of the Company in a manner which would require a notice under any Law.  Within the past 3 years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”).  Notwithstanding the foregoing, no representation and warranty is made with respect to the consequences associated with the termination of any employees of the Company set forth on Exhibit E.

SECTION 5.21     WORKERS COMPENSATION.  Schedule 5.21 of the Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate currently pending, and the extent of any specific accrual on or reserve therefor set forth on Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses.  Except as listed on Schedule 5.21, no employees of the Company are currently on leave due to work related illnesses or injuries.

SECTION 5.22     TAXES.  Except as set forth on Schedule 5.22 of the Disclosure Schedule or reserved for on the Financial Statements, all Taxes due and payable by the Company, including, but not limited to, Taxes for which it may be liable by virtue of having been a member of any Affiliated Group, have been paid in full.  The liability for Taxes of the Company reflected in the Financial Statements (other than the Interim Financial Statements) is sufficient in all material respects to provide for all material interest, penalties, assessments or deficiencies (in each case, relating to Taxes) which were due and unpaid as of the ending date of the periods covered by such Financial Statements and the appropriate accrual (in a manner consistent with past practices) for other material unpaid Taxes not yet due as of such dates.  All material Tax Returns that were required to have been filed by the Company have been filed in a timely manner and such returns were complete and correct in all material respects.  Any deficiencies proposed in writing as a result of any governmental audits have been paid or settled, and there are no present disputes as to material Taxes payable by the Company.  There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company, and the Company is not a party to any audit or other action or proceedings by any Governmental Authority for the collection or assessment of Taxes.  The Company has timely withheld and paid all material Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party.  The Company is not a party to or bound by any tax sharing agreement that will have continuing effect after the Closing Date.  The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.  The Company has not been a party to a reportable transaction under the meaning of Treasury Reg. 1.6011-4.  Other than with respect to Taxes incurred in the Ordinary Course of Business, the Company has no liability for Taxes incurred since the date of the Financial Statements.

SECTION 5.23     ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE.

(a)           All accounts receivable of the Company reflected on the balance sheets included in the Financial Statements, and all accounts receivable arising subsequent to the date of the Latest Balance Sheet Date, represent sales actually made, services actually performed in the Ordinary Course of Business, or to the Knowledge of the Company legal, valid and binding claims against the respective debtors as to which full performance has been rendered or billings in accord with specific contractual milestones.  Unless paid or written off in the Ordinary Course of Business in accordance with past practice prior to the Closing Date, such accounts receivable will be as of the Closing Date collectible consistent with the Company’s past collection practice net of respective reserves against such accounts receivable for returns, allowances, charge backs and bad debts, which such reserves are commercially reasonable and have been determined in a manner consistent with past practices.  Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the Knowledge of the Company, threatened.  Schedule 5.23 of the Disclosure Statement sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of accounts receivable of the Company.  Except as disclosed on Schedule 5.23 of the Disclosure Schedule, all steps reasonably necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for the Company, as the case may be, a perfected security interest in the related collateral, have been taken.

(b)           The accounts payable of the Company reflected on the balance sheets included in the Financial Statements, and all accounts payable arising subsequent to the Latest Balance Sheet Date, arose or will arise from bona fide transactions in the Ordinary Course of Business, except for those related to the transactions contemplated hereby and legal fees for other business transactions investigated or pursued by the Company.  The accrued liabilities of the Company have been incurred in the Ordinary Course of Business consistent with past practice.

SECTION 5.24     PRODUCT WARRANTIES.  Except as set forth on Schedule 5.24 of the Disclosure Schedule, to the Company’s Knowledge (i) all products designed, produced, licensed, sold, maintained, serviced or distributed by the Company (the “Products”) at any time on or prior to the date hereof, are in material compliance with all express warranties of the Company; and (ii) no material liability exists for replacement thereof, recall or other damages in connection with such sales or deliveries at any time prior to the date hereof (except as may be reflected or reserved for in the Financial Statements).  Except as set forth on Schedule 5.24 of the Disclosure Schedule, the Company has not been notified of any claims for and, to the Knowledge of the Company, there are no threatened claims for, any product returns, recalls, warranty obligations or product services relating to any of the Products or services provided by the Company.

SECTION 5.25     CUSTOMERS.  Schedule 5.25 of the Disclosure Schedule is a complete list by aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company, to each customer of the Company whose annual purchases exceed, in the aggregate, $5,000.  Except as set forth on Schedule 5.25, since January 1, 2007, no such customer has given notice to the Company cancelling or otherwise terminating or materially and adversely seeking to modify any Contract.  To the Knowledge of the Company, no such customer has threatened to cancel or otherwise terminate or materially and adversely modify, any Contract or commitment to the Company, other than ordinary course expirations and renegotiations.  Since January 1, 2007, the Company has not received any notice, nor does the Company have Knowledge, that any such customer (i) intends to cancel or otherwise materially and adversely modify any Contract or commitment to the Company on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise, or (ii) is threatened with bankruptcy or insolvency.  To the Company’s Knowledge, there is no existing dispute between the Company, on the one hand, and any material customer, supplier, distributor, representative, agent or other contractor on the other hand, other than in the Ordinary Course of Business.  The Company has not granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and the Company has no liability or obligation with respect to any of the foregoing, except in each case as set forth on Schedule 5.25 of the Disclosure Schedule.

SECTION 5.26     BANK ACCOUNTS.  Schedule 5.26 of the Disclosure Schedule is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

SECTION 5.27     INDEBTEDNESS; EXPENSES.  The Company has no Indebtedness other than as set forth on Schedule 5.27, which schedule sets forth the amounts owing with respect to all Indebtedness of the Company, including any prepayment penalty in connection therewith, and an identification of each lender with respect thereto.

SECTION 5.28     CORPORATE NAMES; BUSINESS LOCATIONS.  During the past five (5) years, (a) except as set forth on Schedule 5.28 of the Disclosure Schedule, the Company has not been known as or used any fictitious or trade names, and (b) the Company has not had an office or place of business other than as set forth on Schedule 5.28 of the Disclosure Schedule.

SECTION 5.29     [Reserved]

SECTION 5.30     DISCLOSURE.  Except for the representations and warranties contained in Article II and this Article V, none of Seller, the Company or any Person acting, or purporting to act, on behalf of Seller or the Company makes any representations or warranties to the Buyer with respect to the execution and delivery of this Agreement, the Transaction, the transactions contemplated hereby, or the Business, notwithstanding the delivery or disclosure to the Buyer of any documentation, reports or other information with respect to any one or more of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, the payment by the Company of additional compensation to any of its employees (whether through additional severance, bonuses or otherwise) proximate to the Closing Date (and any corresponding cash capital contribution by the Seller to the Company) shall not be construed as a breach of any representation or warranty of the Seller or the Company set forth in this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller:

SECTION 6.1       ORGANIZATION.  Buyer is duly organized, validly existing and/or in good standing under the laws of the jurisdiction of organization.  Buyer has full power and authority to carry on its business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Buyer is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on the validity or enforceability of this Agreement or the Transaction Documents.

SECTION 6.2       AUTHORIZATION.  Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable law and with their respective organizational documents.  Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Buyer has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause Buyer to perform its obligations hereunder and thereunder.

(a)           This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms.  Each of the Transaction Documents to be executed and delivered by or on behalf of Buyer will be duly executed and delivered by Buyer, and when so executed and delivered, will be the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

SECTION 6.3       NO CONFLICTS.  Neither the execution and delivery of this Agreement and the Transaction Documents by Buyer nor the performance by Buyer of the transactions contemplated hereby or thereby will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Buyer;

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)           constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which Buyer is a party or by which the properties or assets of Buyer are bound;

(d)           constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which Buyer is a party or by which the properties or assets of Buyer are bound;

(e)           result in the creation or imposition of any Lien upon the assets of Buyer; or

(f)            require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

SECTION 6.4       FINANCIAL STATEMENTS.  Buyer has previously made available to the Company (through the SEC’s EDGAR filing system) copies of its Annual Report on Form 10-K for the year ended December 31, 2007, and Quarterly Reports on Form 10-Q for the quarter ended December 31, 2007 (collectively, the “Disclosure Materials”) and the financial statements contained therein (collectively, the “Buyer Financial Statements”).  Subject, in the case of any unaudited Buyer Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, Buyer Financial Statements fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Buyer as of the dates thereof, and cash flows and changes in financial position for the periods then ended.

SECTION 6.5       LITIGATION.  There are no proceedings or investigations pending or, to the Knowledge of Buyer, threatened, against Buyer, or any of its properties or assets which would have a Material Adverse Effect on Buyer or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.  Buyer is not subject to any outstanding order which would have a Material Adverse Effect on Buyer or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.

SECTION 6.6       GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LEGAL REQUIREMENTS.

(a)           Buyer holds all governmental authorizations necessary for the lawful conduct of its businesses, except where the failure to so hold a governmental authorization would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.  Buyer is in compliance with the terms of any such governmental authorizations, except where the failure to so comply would not have a Material Adverse Effect on Buyer.

(b)           Except as disclosed in the Disclosure Materials, Buyer is, and, at all times since January 1, 2007, has been, in compliance with all applicable Laws, except where the failure to so comply with such Laws has not had and could not reasonably be expected to have a Material Adverse Effect on Buyer.  No proceeding, investigation or review by any Governmental Authority with respect to Buyer is pending or, to the Knowledge of Buyer, threatened, nor, to the Knowledge of Buyer, has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those which Buyer reasonably believes will not have a Material Adverse Effect on Buyer.

SECTION 6.7       ENVIRONMENTAL MATTERS.  Except as disclosed in the Disclosure Materials, Buyer is in compliance with all applicable Environmental and Safety Requirements, which compliance includes the possession by Buyer of all material authorizations of Governmental Authorities required under applicable Environmental and Safety Requirements, and compliance with the terms and conditions thereto, except where the failure to comply with such Environmental and Safety Requirements or to posses or comply with such authorizations of Governmental Authorities would not have a Material Adverse Effect on Buyer.

SECTION 6.8       DISCLOSURE.  None of the representations and warranties of Buyer set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Company as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the Knowledge of Buyer, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  The Disclosure Materials do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

SECTION 6.9       NO OTHER REPRESENTATIONS OR WARRANTIES.  Except for the representations and warranties contained in this Article VI, neither Buyer nor any Person acting, or purporting to act, on behalf of Buyer makes any representations or warranties to Company with respect to the execution and delivery of this Agreement, the Transaction, the transactions contemplated hereby, or the business of Buyer, notwithstanding the delivery or disclosure to the Company of any documentation, reports or other information with respect to any one or more of the foregoing.

ARTICLE VII
OTHER COVENANTS

SECTION 7.1       RETENTION OF AND ACCESS TO RECORDS.

(a)           For a period of not less than six (6) years after the Closing (or for such longer periods as may be reasonably requested by Seller in writing (A) to satisfy applicable Laws or agreements, (B) to provide Seller (and his advisors) information that is reasonably relevant and necessary to defend any claim for indemnification under this Agreement (provided that such information shall exclude any information that is protected by the attorney-client privilege, the attorney work product doctrine or any other applicable privilege) or (C) in connection with any claim for which Seller is alleged to be responsible that has been commenced or is pending or threatened until any such claim has been settled through judgment or otherwise or is no longer pending or threatened), the Company and any successor of the Company shall preserve and retain the corporate, accounting, legal, auditing and other Books and Records of the Company (including, but not limited to, any Books and Records relating to any Governmental Authority or non-Governmental Authority claims) arising out of the conduct of the business and operations of the Company on or prior to the Closing Date.

(b)           In addition to rights provided under Section 1.2, from and after the Closing, the Company and any successor of the Company shall provide reasonable access, during regular business hours, to Seller and his attorneys, accountants and other advisors and representatives to review any Books and Records of the Company relating to matters of the Company arising on or prior to the Closing Date and to make paper or electronic copies thereof, each as necessary or desirable for, or reasonably relevant to:

(i)            the preparation, documentation and execution, if necessary, of all financial statements, Tax Returns, Tax refund or Tax credit claims and reports or the resolution of any Tax audits, claims, litigation or disputes concerning the Company’s and/or Seller’s Tax liabilities attributable to the Company for taxable periods ended on or prior to the Closing Date and for taxable periods ending thereafter if the Tax liability for all or any portion of such periods may affect any Tax liability of such Persons;

(ii)           any matters for which Seller has provided indemnification under this Agreement  (provided that such information shall exclude any information that is protected by the attorney-client privilege, the attorney work product doctrine or any other applicable privilege); and

(iii)          any legitimate business reason for which a request is made by the Seller, which such request will not be unreasonably refused or delayed; provided, however that Seller provides either Buyer or the Company five (5) days notice.

Persons receiving such information shall disclose such information only as reasonably necessary or appropriate for the purpose for which such information was requested.

(iv)          Buyer and the Company shall reasonably cooperate with Seller, and his attorneys, accountants and other advisors and representatives with respect to the matters described in this Section 7.1 (including (A) making available employees of the Company, if any, who are familiar with such Books and Records to assist such Persons and (B) allowing use of the Company’s copying facilities, clerical services and telephone in a reasonable manner).  Seller will provide reasonable notice to the Company of the cooperation requested and will coordinate with the Company the timing and extent of the cooperation so as to minimize interference with the conduct of the Company’s business, subject in all cases to the need for the Company’s cooperation.  Sellers will reimburse the Company for all of its reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred at the direction of Seller pursuant to this Section 7.1.

(v)           Following the Closing, in the event the Company enters into a disposition transaction involving the Company, to the extent reasonably attainable, Buyer and the Company shall use their commercially reasonable efforts to include in the documents governing such disposition transaction a provision obligating the new purchaser or transferee to abide by the provisions of this Section 7.1.

SECTION 7.2       NONCOMPETITION AND NONSOLICITATION COVENANTS BY THE SELLER

(a)           The Seller shall not during the Noncompete Period, in any manner, directly or indirectly or by assisting any other Person, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to, any business that conducts any of the Business in the United States of America.  For purposes of this Agreement, “Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.

(b)           The Seller shall not, prior to the second (2nd) anniversary of the Closing Date, in any manner, directly or indirectly or by assisting any other Person, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other Person, any Person then employed by the Company.

ARTICLE VIII
CLOSING

SECTION 8.1       TIME AND PLACE.  The transactions contemplated by this Agreement (including the Transaction) shall be consummated as provided in Section 1.4 of this Agreement.

SECTION 8.2       DELIVERIES OF THE SELLER AND THE COMPANY.  At the Closing, the Seller and the Company will deliver or cause to be delivered to Buyer, the following items:

(a)           Corporate Documents.  Articles of Incorporation of the Company, certified by the Secretary of State of the Company’s formation as of a recent date, and the By-Laws of the Company, certified by the secretary of the Company, as in effect at the Closing.

(b)           Certificates of Good Standing.  Certificate of Good Standing, dated as of a recent date, with respect to the Company, issued by the Secretary of State of the state of its formation.

(c)           Resolutions.  A copy of the resolutions of the Board of Directors and Shareholder(s) of the Company certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby.

(d)           Stock Power.  The Stock Power from the Seller in substantially the form of Exhibit A as attached hereto.

(e)           D & O Resignations.  D & O Resignation Letters from all officers and directors of the Company substantially in the form of Exhibit B as attached hereto.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Carlton Fields, P.A., counsel for Buyer.

SECTION 8.3       DELIVERIES OF BUYER AND THE COMPANY.

(a)           At the Closing, Buyer will deliver to the Seller the following items.

(i)            Certificate of Incorporation.  The Certificate of Incorporation of Buyer, certified by the Secretary of State of the state of the Buyer’s formation as of a recent date and By-Laws of the Buyer, certified by the secretary of the Buyer, as in effect at the Closing.

(ii)           Certificates of Good Standing.  Certificate of Good Standing, as of a recent date, with respect to Buyer, issued by the Secretary of State of the state of its formation.

(iii)          Resolutions.  A copy of the resolutions of the Board of Directors of Buyer certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction

Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby.

(iv)          Closing Purchase Price.  The Closing Purchase Price by wire transfer as provided in Article I of this Agreement and in accordance with the wiring instructions provided by the Seller.

(v)           Employment Letters.  The Employment Letter for Jim Senge is attached hereto as Exhibit C-1 and the Employment Letter for Mark Brown is attached hereto as Exhibit C-2.

(b)           All documents delivered to the Seller shall be in form and substance reasonably satisfactory to the Law Office of Louis A. Prosperi, counsel for the Company.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1       INDEMNIFICATION BY THE SELLER FOR BREACH BY THE SELLER OR THE COMPANY.  Subject to the limitations set forth in Section 9.5, the Seller shall indemnify the Buyer and its Affiliates, and its respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred upon showing reasonable evidence thereof, for any and all liabilities, claims, actions, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, to the extent of out-of-pocket costs actually incurred (collectively, “Losses”) which any Buyer Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a)           any breach of any representation or warranty made by the Seller and the Company in this Agreement, (after giving effect to any disclosure made by the Seller and the Company in the Disclosure Schedule), including the schedules and exhibits, certificates or other instruments or documents furnished to Buyer by the Seller or the Company specifically required in connection herewith (after giving effect to any disclosure made by the Seller and the Company in the Disclosure Schedule), provided, however, that no breach of any representation or warranty shall be deemed to have occurred if Buyer, prior to Closing, had actual knowledge of the breach of any representation or warranty or that any representation or warranty was incorrect and did not disclose such fact to Seller ;

(b)           any nonfulfillment or breach of any covenant or agreement on the part of the Seller under this Agreement or other instruments or documents delivered by the Company or the Seller as specifically required in connection herewith, including, without limitation, the Transaction Documents; or

(c)           any Losses resulting from any fraudulent misrepresentation contained herein.

SECTION 9.2       INDEMNIFICATION BY BUYER.  Buyer, on behalf of itself and its successors and assigns, hereby agrees to, indemnify the Seller and his respective Affiliates, agents, lenders, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly,:

(a)           any breach of any representation or warranty made by Buyer in this Agreement, including, without limitation, the schedules and exhibits, certificates or other instruments or documents furnished to the Seller or the Company by Buyer in connection herewith, provided, however, that no breach of any representation or warranty shall be deemed to have occurred if Seller, prior to Closing, had Knowledge of the breach of any representation or warranty or that any representation or warranty was incorrect and did not disclose such fact to Buyer;

(b)           any nonfulfillment or breach of any covenant or agreement on the part of Buyer or, on and after the Closing Date, the Company under this Agreement or other instruments or documents delivered by Buyer as specifically required in connection herewith, including, without limitation, the Transaction Documents, furnished to the Seller or the Company by Buyer and any payments due from Buyer or the Company;

(c)           any claim for payment of fees, expenses or other Liabilities owed to Buyer’s legal or financial professionals or any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Buyer, or any Affiliate of any of the foregoing; or

(d)           any Losses resulting from any fraudulent misrepresentation contained herein or in any other Transaction Documents.

SECTION 9.3       INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS.  In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement or which will be applied against the Basket Amount, as defined in Section 9.5(b)(i) (an “Indemnifying Party”), the Indemnified Party shall give written notice (a “Third Party Claim Notice”) regarding such claim to the Indemnifying Party within 20 Business Days after learning of such claim, unless the notice relates to commencement of an action or proceeding, in which case such notice shall be given as soon as practicable, and at least 15 Business Days prior to any response required by applicable Law or tribunal rule.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 Business Days after receipt from the Indemnified Party of a Third Party Claim Notice, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense

Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed.

(a)           In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-Business Day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith but only upon the terms and conditions of this Article IX; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding.

(b)           In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall nonetheless (i) have, and be deemed to have, reserved all of his or its rights to deny, in whole or in part, the Indemnified Party’s claim for indemnification; and (ii) be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying  Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  (Any fees or costs incurred by the Indemnified Party whilst engaging in such participation shall not be included within the calculation of its Losses for purposes of its entitlement to indemnification under this Section 9.3).  In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed).

(c)           Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim after assuming the defense of such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) such settlement or cessation will not result in a full release of the Indemnified Party with respect to such claim.

(d)           Notwithstanding Section 9.2(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful and even with indemnification hereunder, would set a precedent that would materially interfere with, or have a Material Adverse Effect on, the business or financial condition of the Indemnified

Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(e)           Any final judgment entered or settlement agreed upon in the manner provided herein shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f)            A failure by any Party to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.

SECTION 9.4       PROCEDURES FOR NON-THIRD PARTY CLAIMS.  In the event any Party should have a claim against another Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Party making a claim  (the “Claiming Party”) shall promptly transmit to such other Party (the “Notified Party”) within 20 Business Days of the Claiming Party’s Knowledge or possession of sufficient facts upon which such Direct Claim may be based a written notice (the “Direct Claim Notice,” and together with a Third Party Claim Notice, a “Notice of Claim”) describing in reasonable detail the basis of the Claiming Party’s request for payment under this Agreement.  If the Notified Party does not notify (the “Direct Claim Defense Notice”) the Claiming Party in writing within 15 Business Days from its receipt of the Direct Claim Notice that Notified Party disputes such Direct Claim, the Direct Claim specified in the Direct Claim Notice shall be deemed a liability of Notified Party hereunder.  If Notified Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Section 11.9 and Section 11.10 hereof.

SECTION 9.5       CERTAIN LIMITATIONS ON REMEDIES.

(a)           Survival.  All representations and warranties of the Parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect for 12 months after the Closing Date, except the warranties and representations contained in the first three sentences of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2, Section 5.3, Section 5.4, Section 5.12 and Section 5.22 and Section 6.1, Section 6.2, Section 6.3 and Section 6.4 shall survive ten (10) Business Days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes).  Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article IX has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article IX.  All covenants and agreements shall survive the Closing until performance is completed under the terms of such covenants and agreements.

(b)           Limitations on Seller’s Indemnification.  Notwithstanding anything to the contrary set forth in this Agreement:

(i)            the Seller shall not be liable to the Buyer Indemnified Parties under Section 9.1(a) (other than as a result of any breach of any representation or warranty contained in Sections 2.1, 2.3 and 2.4, the first three sentences of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2 and Section 5.3) unless and until the Losses incurred by all Buyer Indemnified Parties as a result thereof exceed, in the aggregate, Two Hundred and Twenty Thousand United States Dollars (US$220,000)(the “Basket Amount”); provided, however, that in the event that such Losses exceed the Basket Amount, the Seller shall indemnify any Buyer Indemnified Party only for Losses in excess of the Basket Amount.  Notwithstanding the foregoing, the Basket Amount shall not apply to any breach of any representation or warranty contained in Sections 2.1, 2.3 and 2.4, the first three sentences of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2 and Section 5.3, and the Basket Amount shall not apply to any Losses resulting from any fraudulent misrepresentation;

(ii)           the indemnification provided for in Section 9.1(a) shall not apply to the extent that the Losses at issue have already been reflected as a accrual, reserve or liability (or a reduction in computing a net asset such as net accounts receivable) in computing the Closing Date Net Book Value.

(iii)          any Losses as to which the indemnification provided for in Section 9.1(a) may apply shall be determined net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received by a Buyer Indemnified Party or the Company from a third party (including any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery;

(iv)          prior to the Effective Time, neither the Seller nor the Company shall have any liability to any Buyer Indemnified Parties in respect of this Agreement or the other transactions and arrangements contemplated hereby;

(v)           from and after the Effective Time, neither the Seller nor the Company shall have any liability to any Buyer Indemnified Parties in respect of this Agreement or the other transactions and arrangements contemplated hereby except as expressly provided in Section 9.1; provided, however, that the total amount of such liability shall be limited in the aggregate, as of any time from and after the Effective Time, to three million dollars ($3,000,000) (the “Seller Liability Cap”) except in the case of any claim based on fraudulent misrepresentation, in which case the total amount of such liability in the aggregate shall not exceed the Total Purchase Price; and

(vi)          neither the Seller nor the Company shall have any liability to any Buyer Indemnified Parties arising from or as a result of the termination of employment with the Company of the employees set forth on Exhibit E hereto, except to the extent that any such employee is entitled to a severance payment due to a contract with the Company (other than the Release Agreements) or under any Company Employee Benefit Plan in excess of the amount set forth on Exhibit E.

(c)           Mechanics of Set Off.  Subject to compliance with this Article IX, any payment of any portion of the Post-Closing Purchase Price shall be decreased, and Buyer may withhold any portion of the Post-Closing Purchase Price due and payable, by the amount necessary to satisfy all or part of any claim for indemnity made pursuant to this Agreement, for which written notice has been provided to the Seller at least 15 Business Days prior to such payment.  Upon final resolution of all claims, Buyer shall remit the balance remaining, if any, of the withheld payment of any portion of the Post-Closing Purchase Price to the Seller in accordance with wiring instructions provided by the Seller if such claims are resolved and fully settled for an amount less than the amount withheld from the above payments.  If Buyer does not remit the balance of any remaining Post-Closing Purchase Price within thirty (30) Business Days from the date when the Post-Closing Purchase Price was due without regard to the set-off provided in this Section 9.5(c), Buyer shall pay to Seller, at the time of remittance of such balance, one-half percent (0.5%) of such balance for each month (or partial month) between the date when the Post-Closing Purchase Price was due without regard to the set-off provided in this Section 9.5(c) and the date when such balance is remitted to the Seller.

(d)           Mitigation.  The Parties acknowledge that with respect to indemnity hereunder, applicable Law may require any Person claiming a right to indemnity under this Agreement to mitigate his, her or its damages.

SECTION 9.6       INSURANCE PROCEEDS.  If any Losses related to a claim by an indemnified party are covered by one or more third party insurance policies held by the indemnified party (or, in the case of Buyer Indemnified Parties, the Company) and the indemnified party (or, in the case of Buyer Indemnified Parties, the Company) actually receives a full or partial recovery under such insurance policies (the “Insurance Proceeds”), the indemnified party shall be entitled to recover from the indemnifying party only the amount by which such Losses exceed the Insurance Proceeds (and shall refund any amounts previously received from the indemnifying party equal to the Insurance Proceeds).  Except as set forth in the next sentence, nothing in this Section 9.6 shall require any Party to seek recovery under any insurance policy.  The Parties agree that if the applicable insurance policy is a policy held by the Company prior the Closing or is a “claims made” policy held by the Company, then the applicable Buyer Indemnified Party shall use commercially reasonable efforts to seek recovery under such policy.  To the fullest extent of applicable Law, Buyer, on behalf of itself, all Buyer Indemnified Parties and their respective insurers, and the Seller, on behalf of himself, all Seller Indemnified Parties and their respective insurers, waive all rights of subrogation with respect to the recovery of such Insurance Proceeds.

SECTION 9.7       EXCLUSIVITY OF REMEDY.  Except as provided in Section 11.10, but notwithstanding any other provision of this Agreement to the contrary, the Parties’ sole recourse following the Closing for any breach by the Company, Seller or the Buyer of any representation, warranty, agreement or covenant contained herein, or for any Losses or any other matters arising under this Agreement or the transaction contemplated hereby shall be the recovery of indemnification payments under this Article IX.

ARTICLE X
TAX MATTERS

SECTION 10.1     TAX RETURNS AND TAX PROCEEDINGS.  All income Tax Returns required to be filed after the Closing Date with respect to the Company that relate to any Tax period (or portion thereof) beginning on or before the Closing Date will be filed or caused to be filed by the Seller when due (taking into account any extension of a required filing date) provided, however, that the Company, at its expense, shall fully cooperate with the Seller in the preparation of all such Tax Returns, including providing its personnel and Books and Records and payment of the reasonable fees of any outside accountant, in a manner comparable to that provided by the Company for Tax Returns required to be filed prior to the Closing Date.  Any such Tax Return shall, to the extent allowed by law, be prepared in a manner consistent with the Company’s past practice.  The Seller shall have sole control over and shall be entitled and authorized to file, change and/or amend on behalf of the Company (x) any and all Company income Tax Returns required by the United States and any state or other jurisdiction located therein for or relating to any taxable period or years ending on or prior to the Closing Date and (y) any and all Company income Tax refund or income Tax credit claims for or relating to any taxable periods or years ending on or prior to the Closing Date, and Seller shall have sole control over any audits, other investigatory proceedings or litigation relating to such Tax Returns or claims (“Proceedings”), in each case if such returns or claims could affect the income Tax liability of the Seller or the amount of built-in gain Tax under Section 1374 of the Code (the “Company Income Tax Returns”); provided, however, that Seller, shall consult with the Company with respect to any Proceeding that reasonably may be expected to affect the Company or any of its Affiliates for the taxable periods or years ending after the Closing Date; provided further that Seller shall not enter into any final settlement or closing agreement that results in any Tax liability to the Company or any of its Affiliates, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.  The Company shall not, for any taxable periods or years ended on or prior to the Closing Date, (a) without the prior written consent of Seller, file, change or amend the Company Income Tax Returns or (b) without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, file, change or amend the Company’s Tax Returns other than the Company Income Tax Returns.  The Company agrees that on and after the Closing Date, Joseph C. Ott shall be an authorized officer of the Company, for the sole purpose of taking any and all actions necessary or desirable with respect to the Company Income Tax Returns and any audit, investigation or similar Proceeding with respect thereto, including but not limited to the filing and signing of the Company Income Tax Returns for all applicable periods prior to the Closing.  Buyer and the Company shall execute or cause to be executed any powers of attorney or other documents reasonably necessary to designate Joseph C. Ott as an authorized officer for the limited purpose set forth in this Section 10.1 and shall provide Joseph C. Ott evidence of such action upon his request.

SECTION 10.2     TAX ALLOCATIONS.  For purposes of this Agreement, (a) in the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company for the pre-Closing Tax period shall be determined based on an interim closing of the books as of the close of business on the day before the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on any other basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing

Date shall (x) in the case of any real and personal property Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

SECTION 10.3     REFUNDS AND TAX BENEFITS.  Any Tax refunds that are received by Buyer, its Affiliates or the Company, and any amounts credited against Tax to which any of the foregoing become entitled, that relate to any period prior to the Closing Date shall be for the account of the Seller, and Buyer shall pay over to the Seller any such refund or the amount of any such credit within 30 days after receipt or entitlement thereto.

SECTION 10.4     NOTIFICATION OF TAX PROCEEDINGS.  In the event that the Seller receives written notice of any pending or threatened examinations, claims, settlements, compromises, proposed adjustments, assessments or reassessments or related matter with respect to Taxes that could affect the Company, the Seller shall notify Buyer in writing within five (5) Business Days thereof.  In the event Buyer or the Company receives written notice of any pending or threatened examinations, claims, settlements, compromises, proposed adjustments, assessments or reassessments or related matter with respect to Taxes relating to any taxable period or year ending on or prior to the Closing Date or any other taxable period or year which could affect the Tax liability of the Seller or Seller’s obligations under Article IX, Buyer or the Company shall notify the Seller within five (5) Business Days thereof.

SECTION 10.5     COOPERATION ON TAX MATTERS.  Buyer agrees to furnish or cause to be furnished to the Seller, upon request, as promptly as practicable, such information relating to the Company (including access to Books and Records and Company personnel) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return.  Buyer shall retain all Books and Records with respect to Taxes pertaining to the Company or the Seller until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Buyer agrees to cause the Company to give the Seller reasonable notice prior to transferring, discarding or destroying any such Books and Records relating to Tax matters and, if the Seller so requests, the Company shall allow the Seller to take possession of such Books and Records.  Buyer shall cooperate with the Seller in the filing of Tax Returns and the conduct of any audit or other Proceeding related to Taxes involving the Company for any tax period (or portion thereof) ending on or before the close of business on the Closing Date and Buyer, and after the Closing the Company, each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.5.  The rights set forth in this Section 10.5 are in addition to other rights granted to the Seller under this Agreement, including those set forth in Section 7.1.

ARTICLE XI
MISCELLANEOUS

SECTION 11.1     NOTICES, CONSENTS, ETC.  Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the Parties at the addresses, if any, as set forth below or at such other addresses as may be furnished in writing.

(a)                                  If to the Company to:

Acclamation Systems, Inc.
111 Ryan Court
Pittsburgh, PA 15205
Attention:  Jim Senge
Facsimile:  (412) 276-6535

(b)                                 If to the Seller:

Joseph Ott
208 Laurel Oak Drive
Sewickley, PA 15143
Attention:  Joseph Ott

with a copy to (which copy shall not constitute notice hereunder):

Louis A. Prosperi, Esq.

Suite 3601, Grant Building

310 Grant Street

Pittsburgh, PA 15219

Facsimile:  (412) 281-0596

(c)                                  If to Buyer to:

Ebix, Inc.
5 Concourse Pkwy., Suite 3200
Atlanta, GA 30328
Attention:  Robin Raina
Facsimile:  (678) 281-2019

with a copy to (which copy shall not constitute notice hereunder):

Carlton Fields, P.A.

1201 West Peachtree Street

Suite 3000
Atlanta, GA 30309-3455
Attention:  Charles M. Harrell, Jr.
Facsimile:  (404) 815-3415

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

SECTION 11.2     NO THIRD PARTY BENEFICIARY.  The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, SEG and the individuals named in Section 1.2 and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than the Seller, any Person entitled to indemnity under Article IX, SEG and the individuals named in Section 1.2.

SECTION 11.3     INVALID PROVISIONS.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

SECTION 11.4     AMENDMENT AND WAIVER.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on any Party only if such amendment or waiver is set forth in a writing executed by such Party.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

SECTION 11.5     FURTHER ASSURANCES.  Each Party will execute and deliver all documents and take such other actions as any other Party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

SECTION 11.6     COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other.  The Parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

SECTION 11.7     EXPENSES.  Each of the Parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the transactions contemplated hereby.

SECTION 11.8     GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the Commonwealth of Pennsylvania

SECTION 11.9     WAIVER OF JURY TRIAL.  Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party hereto.  The Parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

SECTION 11.10  SPECIFIC PERFORMANCE.  The Parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the Parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction.  Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement, the Transaction Documents or otherwise.

SECTION 11.11  RECOVERY OF ATTORNEYS’ FEES.  In the event of any litigation between the Parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorneys’ fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

SECTION 11.12  HEADINGS.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

SECTION 11.13  ASSIGNMENT.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto, without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights under this Agreement, in whole or in part, to any lender or lenders to Buyer as security for borrowings, at any time whether in connection with the Closing or following the Closing Date.

SECTION 11.14  ENTIRE AGREEMENT.  This Agreement, the Preamble and all the Schedules (including the Disclosure Schedules) and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the Parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties hereto.  Notwithstanding the foregoing, any existing agreements among the Parties hereto regarding the confidentiality or nondisclosure of confidential information shall remain in full force and effect until the Closing in accordance with their terms.

SECTION 11.15  INTERPRETATIVE MATTERS.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

SECTION 11.16  NO STRICT CONSTRUCTION.  The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

SECTION 11.17  PUBLICITY.  The Parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the Parties hereto.  Notwithstanding the foregoing, each Party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately informs the other Parties hereto regarding the requirement and content of such release.

SECTION 11.18  KNOWLEDGE.  Where any representation or warranty of the Company contained in this Agreement is expressly qualified by reference “to the Knowledge of the Company,” “to the Company’s knowledge” or words of similar import, it refers to the knowledge of Joseph Ott, Jim Senge, and Robert Rokicki as to the existence or absence of facts or circumstances that are the subject of such representations and warranties.  Any reference to the Knowledge of Buyer or words of similar import shall refer to the knowledge of any employees of Buyer who participated in consideration or evaluation of the transactions contemplated by this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

EBIX, INC.

By:
Name:	ROBIN RAINA
Title:	President & CEO

COMPANY:

SELLER, solely in his capacity as such:

APPENDIX A

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Appendix A.

“2007 Financial Statements” is defined in Section 5.5(a).

“Affiliate” means, with respect to any Person, any other Person:  (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) which directly or indirectly controls is controlled by or is under common control with such Person.  In addition, any Person who is a shareholder, director or executive officer of the Company shall be deemed an “Affiliate” thereof.  As used in this definition, a Person shall be deemed to “control” any other Person which is a corporation, partnership or other similar entity, if such Person owns more than 50% of the voting securities of such other Person.”

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Affiliate Transactions” is defined in Section 5.18.

“Agreement” is defined in the introductory paragraph.

“Basket Amount” is defined in Section 9.5(b).

“Books and Records” means all books and records of the Company, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business” is defined in the recitals.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Georgia or Commonwealth of Pennsylvania.

“Buyer” is defined in the introductory paragraph.

“Buyer-Determined Closing Date Net Book Value Calculation” is defined in Section 1.2(c)(ii).

“Buyer Financial Statements” is defined in Section 6.4(a).

“Buyer Indemnified Parties” is defined in Section 9.1.

“Claiming Party” is defined in Section 9.4.

“Closing” is defined in Section 1.4.

“Closing Date” is defined in Section 1.4.

“Closing Date Net Book Value” is defined in Section 1.2(c)(i).

“Closing Purchase Price” is defined in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the introductory paragraph.

“Company Income Tax Returns” is defined in Section 10.1.

“Company Plan Affiliate” means the Company, its predecessors, and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, the Company, and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company is a party and by which the Company is legally bound.

“D&O Release Agreements” is defined in Section 7.1(f).

“Defense Counsel” is defined in Section 9.3.

“Defense Notice” is defined in Section 9.3.

“Direct Claim” is defined in Section 9.4.

“Direct Claim Defense Notice” is defined in Section 9.4.

“Direct Claim Notice” is defined in Section 9.4.

“Disclosure Materials” is defined in Section 6.4.

“Effect” is defined in the definition of Material Adverse Effect found herein.

“Effective Time” is defined in Section 1.4.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated):  (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Environmental and Safety Requirements” means any Law that regulates (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) workplace health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Financial Statements” is defined in Section 5.5.

“GAAP” means U.S. generally accepted accounting principles consistently applied as interpreted and applied by the Company on a consistent basis as described in the financial statements comprising Schedule 5.5 of the Disclosure Schedule.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Gross Revenue Consideration Certificate Contest Notice” is defined in Section 1.2(b)(v).

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any re-financings of any of the foregoing obligations.

“Indemnified Party” is defined in Section 9.3.

“Indemnifying Party” is defined in Section 9.3.

“Insurance Proceeds” is defined in Section 9.6.

“Intellectual Property” means all intellectual property and other proprietary rights and information of the Company, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate name including, without limitation, all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

“Interim Financial Statements” is defined in Section 5.5(c).

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to be aware of such fact or other matter.

“Latest Balance Sheet” is defined in Section 5.5(c).

“Latest Balance Sheet Date” is defined in Section 5.5(c).

“Law” means the common or civil law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

“Leased Real Property” is defined in Section 5.9.

“Liabilities” means known Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is materially adverse to the business, assets, financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, however, in no event shall any of the following Effects, alone or in combination with other Effects, be deemed to constitute, nor, for any purpose under this Agreement or any Transaction Document, shall any of the following Effects be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity:  (A) any Effect resulting from compliance with the terms and conditions of this Agreement or (B) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally and/or (C)  in the case where the Company is the entity impacted by any Effect, any Effect that is (i) caused, directly or indirectly, in whole or in part, by any Person other than the pre-closing Company and/or its Affiliates; and/or (ii) any Effect that is exacerbated by any Person other than the pre-closing Company and/or its Affiliates, to the extent so exacerbated.

“Material Contract” is defined in Section 5.8.

“Necessary Intellectual Property” is defined in Section 5.12.

“Net Book Value” shall mean the result achieved by subtracting from Company’s assets the Company’s liabilities, as shown on the Company’s balance sheet.  The Company’s assets shall include Cash and Marketable Securities, Accounts Receivable, Notes Receivable, Earnings in Excess of Cost, Prepaid Expenses, Net Fixed Assets, Investments and Advances due from Affiliated Company.  The Company’s liabilities shall include Accounts Payable, Miscellaneous Accruals, Flex Payable, Sales Tax Payable, Accrued Pennsylvania Corporate Taxes, Member Club Deposits, Excess Billings, Revolving Line of Credit, and Deferred Revenues.  The Company’s assets and liabilities shall be determined in accordance with accounting principles consistent with those used to determine the Company’s assets and liabilities reflected on its unaudited balance sheet as of December 31, 2007, a copy of which is attached hereto as Exhibit D.  Without limitation of the foregoing, the Company’s liabilities shall not include any liability of the Company for vacation pay for any employee of the Company accrued as of the Effective Time.

“Notice of Claim” is defined in Section 9.4.

“Notified Party” is defined in Section 9.4.

“Ordinary Course of Business” means the ordinary, regular and normal course of business of the Company consistent with its past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” is defined in the introductory paragraph.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’, landlords’ and other similar Liens arising in the Ordinary Course of Business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post-Closing Purchase Price” is defined in Section 1.2(b).

“Proceedings” is defined in Section 10.1.

“Products” is defined in Section 5.24.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Release Agreements” mean those certain Release Agreements dated July, 2008 between the Company and each of Susan F. Pastroff, James S. Senge, Mark A. Brown and Robert M. Rokicki.

“Securities Act” means the United States Securities Act of 1933, as amended.

“SEG” is defined in Section 1.2

“Shares” means all of the issued and outstanding shares of capital stock of the Company.

“Shareholder” means a holder of any Shares of the Company.

“Seller Indemnified Parties” is defined in Section 9.2.

“Seller” is defined in the introductory paragraph.

“Stipulated Closing Date Net Book Value” as defined in Section 1.2(c)(iii).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiary of such Person or by such Person and one or more Subsidiary of such Person.

“Target” is defined in Section 1.2(b).

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Third Party Claim” is defined in Section 9.3.

“Third Party Claim Notice” is defined in Section 9.3.

“Total Purchase Price” is defined in Section 1.2.

“Transaction” is defined in the recitals.

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

“WARN Act” is defined in Section 5.20(d).

“Year One Gross Revenues” is defined in Section 1.2(b) as calculated in accordance with GAAP.

“Year One Gross Revenue Certificate” is defined in Section 1.2(b)(ii).

“Year One Gross Revenue Target” is defined in Section 1.2(b).

“Year Two Cumulative Gross Revenues” is defined in Section 1.2(b) as calculated in accordance with GAAP.

“Year Two Cumulative Gross Revenue Certificate” is defined in Section 1.2(b)(iii).

“Year Two Cumulative Gross Revenue Target” is defined in Section 1.2(b)

EXHIBITS

Exhibit A -	Form of Stock Power

Exhibit B -	Form of Resignation Letters

Exhibit C -1	Form of Employment Letter for Jim Senge

Exhibit C -2	Form of Employment Letter for Mark Brown

Exhibit D -	Company’s Balance Sheet as of December 31, 2007

Exhibit E -	List of Employees to be Severed and Severance Pay

APPENDICES

Appendix A	Definitions

SCHEDULES

Disclosure Schedules